EXHIBIT 23 (h) (ii)

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of July 19, 2007 by and between PFPC Inc., a Massachusetts corporation (“PFPC”), and FundVantage Trust, a Delaware statutory trust (the “Trust”).

W I T N E S S E T H :

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to retain PFPC to provide administration and accounting services to its funds listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Fund”), and PFPC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.

Definitions.  As used in this Agreement:

(a)

“1933 Act” means the Securities Act of 1933, as amended.

(b)

“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)

“Authorized Person” means any officer of the Trust and any other person duly authorized by the Trust’s Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Trust.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)

“CEA” means the Commodity Exchange Act, as amended.

(e)

“Change of Control” means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

(f)

“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(g)

“SEC” means the Securities and Exchange Commission.

(h)

“Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(i)

“Shares” means the shares of beneficial interest of any series or class of the Trust.

(j)

“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.

Appointment.  The Trust hereby appoints PFPC to provide administration and accounting services to each of the Funds, in accordance with the terms set forth in this Agreement.  PFPC accepts such appointment and agrees to furnish such services.  PFPC shall be under no duty to take any action hereunder on behalf of the Trust or any Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Trust in a written amendment hereto.

3.

Compliance with Rules and Regulations.

PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder.  Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Trust or other entity.

4.

Instructions.

(a)

Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)

PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement.  PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust’s Board of Trustees or of the Trust’s shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c)

The Trust agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

5.

Right to Receive Advice.

(a)

Advice of the Trust.  If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Trust.

(b)

Advice of Counsel.  If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser or PFPC, at the option of PFPC). The parties agree to use good faith efforts to properly allocate the expense of any such counsel fees between the parties.

(c)

Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Trust and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel.

(d)

No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6.

Records; Visits.

(a)

The books and records pertaining to the Trust and the Funds which are in the possession or under the control of PFPC shall be the property of the Trust.  Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable laws, rules and regulations.  The Trust and Authorized

Persons shall have access to such books and records at all times during PFPC’s normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided by PFPC to the Trust or to an Authorized Person, at the Trust’s expense.

(b)

PFPC shall keep the following records:

(i)

all books and records with respect to each Fund’s books of account;

(ii)

records of each Fund’s securities transactions; and

(iii)

all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

7.

Confidentiality.   Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”).  Confidential Information includes, but is not limited to (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or PFPC, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided that PFPC will provide the Trust written notice of the same, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by PFPC in connection with an independent third party compliance or other review;  (h) is necessary or appropriate for PFPC to release such information in connection with the provision of services under this Agreement; or (h) has been or is independently developed or obtained by the receiving party.  The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.

8.

Liaison with Accountants.  PFPC shall act as liaison with the Trust’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund.  PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Trust.

9.

PFPC System.  PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques,

derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Trust.

10.

Disaster Recovery.  PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, PFPC shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions.  PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.

Compensation.

(a)

As compensation for services rendered by PFPC during the term of this Agreement, the Trust, on behalf of each Fund, will pay to PFPC a fee or fees as may be agreed to in writing by the Trust and PFPC.

(b)

The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii)

any benefits accruing to PFPC or to the adviser or sponsor to the Trust in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments  made or to be made by PFPC to such adviser or sponsor or any affiliate of the Trust relating to this Agreement have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12.

Standard of Care/Limitation of Liability.

(a)

PFPC shall be under no duty to take any action hereunder on behalf of the Trust or any Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Trust in a written amendment hereto.  PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided or under this Agreement.  PFPC shall be liable only for any damages arising out of PFPC’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b)

PFPC’s liability to the Fund and any person or entity claiming through the Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”) shall not exceed the fees received by PFPC for services provided hereunder during the eighteen months immediately prior to the date of such Loss.

(c)

Notwithstanding anything in this Agreement to the contrary, PFPC shall not be liable for damages (including without limitation damages caused by, losses, delays, failure, errors, interruption or loss of data) occurring directly or indirectly because of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(d)

PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.  PFPC shall not be liable for any damages that are caused by actions or omissions taken by PFPC in accordance with Written Instructions or advice of counsel.  PFPC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Trust or for any failure to discover any such error or omission.

(e)

Neither PFPC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC or its affiliates.

(f)

Any claims (including the filing of a suit or, if applicable, commencement of arbitration proceedings) must be asserted by the Trust on behalf of a Fund against PFPC or any of its affiliates within 24 months after the Trust became aware of the claim or the Board of Trustees of the Trust is informed of specific facts that should have alerted it to that a basis for such claim might exist.

(g)

Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h)

This Section 12 shall survive termination of this Agreement.

13.

Indemnification. Absent PFPC’s failure to meet its standard of care, the Trust agrees to indemnify, defend and hold harmless PFPC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from (a) any action or omission to act by any prior service provider of the Fund; and (b) any action taken or omitted to be taken by PFPC in connection with the provision of services to the Trust.

This Section 13 shall survive termination of this Agreement.

14.

Description of Accounting Services on a Continuous Basis.

PFPC will perform the following accounting services with respect to each Fund:

(i)

Journalize investment, capital  share and income and expense activities;

(ii)

Verify investment buy/sell trade tickets when received from the investment adviser for a Fund (the “Adviser”) and transmit trades to the Trust’s custodian (the “Custodian”) for proper settlement;

(iii)

Maintain individual ledgers for investment securities;

(iv)

Maintain historical tax lots for each security;

(v)

Reconcile cash and investment balances of the Trust with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)

Update the cash availability throughout the day as required by the Adviser;

(vii)

Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)

Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)

Monitor the expense accruals and notify an officer of the Trust of any proposed adjustments;

(x)

Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)

Calculate capital gains and losses;

(xii)

Determine net income;

(xiii)

Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Fund’s investments;

(xiv)

Transmit or make available a copy of the daily valuation of each Fund to the Adviser;

(xv)

Compute net asset value; and

(xvi)

As appropriate, compute yields, total return, expense ratios, Fund turnover rate, and, if required, average dollar-weighted maturity for each Fund.

15.

Description of Administration Services on a Continuous Basis.

PFPC will perform the following administration services with respect to each Fund:

(i)

Prepare quarterly broker security transactions summaries;

(ii)

Prepare monthly security transaction listings;

(iii)

Supply various normal and customary Fund and Trust statistical data as requested on an ongoing basis;

(iv)

Prepare for execution and filing the Trust’s Federal and state tax returns;

(v)

Monitor each Fund’s status as a regulated investment company under Sub—chapter M of the Internal Revenue Code of 1986, as amended;

(vi)

Prepare the Trust’s annual and semi-annual shareholder reports, and prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX (with the Trust providing the voting records in the format required by PFPC);

(vii)

Prepare and coordinate the filing of annual Post-Effective Amendments to the Trust’s Registration Statement; prepare and file (or coordinate the filing of) (i) semi-annual reports on Form N-SAR and (ii) notices pursuant to Rule 24f-2;

(viii)

Administratively assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Trust in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Trust’s Board of Trustees;

(ix)

Draft agendas and resolutions for quarterly board meetings with the final selection of agenda items being made by the Trust’s counsel;

(x)

Coordinate the preparation, assembly and mailing of board materials for quarterly board meetings;

(xi)

Attend quarterly board meetings and draft minutes thereof;

(xii)

Maintain a regulatory calendar for the Trust listing various SEC filing and board approval deadlines; and

(xiii)

Provide compliance policies and procedures related to services provided by PFPC and, if mutually agreed, certain PFPC affiliates, summary procedures thereof and an annual certification letter.

All regulatory services are subject to the review and approval of Trust counsel.

16.

Duration and Termination.  This Agreement shall continue until terminated by the Trust or by PFPC on sixty (60) days’ prior written notice to the other party.  In the event the Trust gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by the Trust.

17.

Change of Control. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Trust’s adviser or sponsor, the Trust’s ability to terminate the Agreement pursuant to Section 16 will be suspended from the time of such agreement until two years after the Change of Control.

18.

Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Trust in writing); (b) if to the Trust, at 103 Bellevue Parkway, Wilmington, DE 19809, Attention: Joel Weiss (or such other address as the Trust may inform PFPC in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19.

Amendments.  This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20.

Assignment.  PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Trust thirty (30) days prior written notice of such assignment.

21.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.

Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.

Miscellaneous.

(a)

Notwithstanding anything in this Agreement to the contrary, the Trust agrees to notify PFPC of any modifications made to its registration statement or policies which affect PFPC’s responsibilities under this Agreement; provided that, PFPC shall not be bound by any such modifications which, in either case, would affect materially the obligations or responsibilities of PFPC hereunder unless PFPC shall have accepted such modifications, which acceptance shall not be unreasonably withheld or delayed.

(b)

During the term of this Agreement and for one year thereafter, the Trust shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC’s employees, and the Trust shall cause the Trust’s sponsor and the Trust’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by the Trust, the Trust’s sponsor or an affiliate of the Trust if the PFPC employee was identified by such entity solely as a result of the PFPC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c)

Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(d)

This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person.

(e)

The Trust will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Trust.

(f)

This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(g)

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)

The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i)

To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Trust’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:	/s/ Jay F. Nusblatt
Title:	Senior Vice President

FUNDVANTAGE TRUST

By:	/s/ Joel Weiss
Title:	President

EXHIBIT A

THIS EXHIBIT A, dated as of July 19, 2007, is Exhibit A to that certain Administration and Accounting Services Agreement dated as of July 19, 2007, between PFPC Inc. and FundVantage Trust.

FUNDS – Classes

MBIA Municipal Bond Inflation Protection Fund

MBIA High Yield Fund

MBIA Multi-Sector Inflation Protection Fund

MBIA Core Plus Fixed Income Fund